Exhibit 99.1

CORPORATE PARTICIPANTS

 Steve Nielsen
 Dycom Industries - President and CEO

 Rick Vilsoet
 Dycom Industries - General Counsel

 Drew DeFerrari
 Dycom Industries - SVP and CFO

CONFERENCE CALL PARTICIPANTS

 Simon Leopold
 Morgan Keegan & Co., Inc. - Analyst

 Richard Paget
 WJB Capital Group, Inc. - Analyst

 Alex Rygiel
 FBR & Co. - Analyst

 Alex Thalhimer
 BB&T Capital Markets - Analyst

 Saagar Parikh
 KeyBanc Capital Markets - Analyst

 John Rogers
 D.A. Davidson & Co. - Analyst

 Christian Schwab
 Craig-Hallum Capital Group - Analyst

 Alan Mitrani
 Sylvan Lake Management - Analyst

PRESENTATION

Operator

 Ladies and gentlemen, thank you for standing by. Welcome to the Dycom results call. For the conference, all the participants are in a listen-only mode. There will be an opportunity for your questions. Instructions will be given at that time. (Operator instructions). As a reminder, today's call is being recorded.

With that being said, I will turn the conference over to Mr. Steve Nielsen. Please go ahead, sir.

 Steve Nielsen  - Dycom Industries - President and CEO

 Good morning, everyone. I would like to thank you for attending our first quarter fiscal 2012 Dycom results conference call. During the call, we will be referring to a slide presentation which can be found on our website, www.dycomind.com under the heading "Events". Relevant slides will be identified by number throughout our presentation.

Going to slide one, today we have on the call Tim Estes, our Chief Operating Officer; Drew DeFerrari, our Chief Financial Officer; and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet; Rick?

 Rick Vilsoet  - Dycom Industries - General Counsel

 Thank you, Steve. Referring to slide two, except for historical information, the statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations, estimates and projections and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's Annual Report on Form 10-K for the year ended July 30, 2011, and other periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve?

 Steve Nielsen  - Dycom Industries - President and CEO

 Thanks, Rick. Yesterday we issued a press release announcing our first quarter results. As you review this release, please note that we have included Adjusted EBITDA and certain organic revenue amounts, both Non-GAAP financial measures, to our release and comments. See slides 11 through 13 for a reconciliation of the Non-GAAP measures to the GAAP measures in the slide presentation provided for this call.

Moving to slide 3, revenue for the quarter increased year-over-year to $319.6 million, an organic growth rate of 16.6% after adjusting for revenues from acquired companies and including $3.7 million of storm restoration revenues. Volumes during the quarter were strong from telephone companies as a whole, with most companies growing meaningfully yet carefully managing routine capital and maintenance expenditures. Spending by cable customers was steady both sequentially and year-over-year. Gross margins increased by 17 basis points year-over-year reflecting improved operating performance despite significant growth. General and administrative expenses declined by 80 basis points year-over-year reflecting improved operating leverage and tight cost controls.

All of these factors produced Adjusted EBITDA of $40.4 million for the first quarter, an increase of 32% from last year. Net income of $0.38 per share for the first quarter improved significantly from last year's earnings of $0.18 per share. Liquidity increased in the quarter sequentially with cash and availability under our credit facility totaling $230 million and, meaningfully, total backlog continued to increase sequentially for the fourth quarter in a row despite normal seasonal patterns.

Going to slide 4, during the quarter we experienced the effects of a robust and improving industry environment. Revenue from AT&T was $48.7 million, or 15.2% of revenue. AT&T was our largest customer. CenturyLink became our second largest customer at 13.3% of total revenue, or $42.6 million. CenturyLink grew over 62% organically year-over-year. Revenue from Comcast was $41.3 million or 12.9% of revenue. Comcast was our third largest customer. Verizon was Dycom's fourth largest customer for the quarter at 12% of revenue, or $38.3 million. Of note, Verizon grew 77% organically year-over-year. Revenue from Windstream was $20.6 million or 6.4% of revenue. Windstream, our fifth largest customer, grew 40% organically year-over-year. Altogether, our revenues grew organically 15.2% after excluding storm restoration revenues with our top five customers, which combined represented 60% of revenue growing 14.7% organically and all other customers increasing 16.6% organically, both excluding storm restoration revenues.

Now moving to slide 5, backlog at the end of the first quarter was $1.442 billion versus $1.412 billion at the end of the fourth quarter, an increase of approximately $30 million. Of this backlog, approximately $791 million is expected to be completed in the next 12 months. Both backlog calculations increased year-over-year and sequentially. During the quarter, we continued to book new work and renew existing work. With Charter, we renewed for one year our nationwide installation contract. For Time Warner Cable, we renewed and initiated installation contracts in New Jersey, New York and North Carolina. From TDS Telecommunications, we received a construction and maintenance agreement renewal in Tennessee for three years. With Frontier Communications, we extended our construction and maintenance services for two years in Tennessee. And finally, we secured a number of rural broadband projects in the states of North Carolina, Tennessee, Kentucky, Virginia and New Mexico.

We currently expect to perform at least $200 million of additional broadband-related stimulus projects during the remainder of fiscal 2012 through fiscal 2014. Headcount remained steady during the quarter at 8,285. Now I will turn the call over to Drew for his financial review.

 Drew DeFerrari  - Dycom Industries - SVP and CFO

 Thanks, Steve, and good morning, everyone. As a reminder, in the slide presentation for today's call we have provided disclosure and reconciliation of Non-GAAP measures, such as organic revenue growth and Adjusted EBITDA to the comparable GAAP measures.

Going to slide 6, contract revenues for the first quarter of 2012 were $319.6 million compared to $261.6 million for the first quarter of 2011. Q1 2012 included approximately $14.5 million of revenues from acquired businesses and approximately $3.7 million of storm restoration services. On an organic basis revenue increased by 15.2% year-over-year after adjusting for these amounts.

Telecommunications customers totaled approximately 82.6% of our revenue, and underground facility locating customers declined 6% as a percentage of revenue.

Q1 2012 Adjusted EBITDA growth grew to $40.4 million, or 12.6% of revenue, compared to $30.5 million or 11.6% of revenue, reflecting a stronger performance and improved operating leverage. Net income for the current quarter increased to $13.0 million or $0.38 per share compared to $6.7 million or $0.18 per share.

Turning to slide 7, organic revenue growth was driven by contract award activity, including broadband stimulus projects, growth within existing contracts and an improved pricing environment. Higher revenue and improved cost trends resulted in Adjusted EBITDA of $40.4 million or 12.6% of revenue, which is an increase of 100 basis points compared to Q1 2011.

On the cost side, we experienced improved labor efficiency and maintained cost control to obtain greater leverage on our G&A year-over-year. Our effective tax rate for the quarter declined to 40.7% during Q1 2012 based on our higher level of pre-tax earnings year-over-year.

Turning to slide 8, our balance sheet remains strong. We ended the period with approximately $51.3 million of cash on hand, and our operating and investing cash flows continue to support our growth. Capital expenditures net of disposals were $14.4 million for the quarter. Gross CapEx for the quarter was approximately $20.9 million.

Availability under our senior credit facility grew sequentially to $179.8 million based on our EBITDA growth. We ended the quarter with no borrowings outstanding and approximately $41.2 million of letters of credit.

At the end of Q1 2012 we had approximately 33.6 million shares of our common stock outstanding. On a fully diluted basis, weighted average shares were approximately 34.2 million shares during the quarter. We expect fully diluted weighted average shares to increase modestly during Q2 2012.

Now I will turn the call back to Steve.

 Steve Nielsen  - Dycom Industries - President and CEO

 Thanks, Drew. Going to slide 9, in summary, within an improving economy, we experienced the effects of a solid industry environment and capitalized on our significant strengths. First and foremost, we maintained solid customer relationships throughout our markets. We continued to win projects and extend contracts at attractive pricing. These successes were reflected in a number of contract awards which increased total backlog. This momentum has been sustained subsequent to the end of the first quarter.

In addition, in an improving demand environment we have increased profitable market share as our customers are consolidating vendor relationships and rewarding scale.

Secondly, the strength of those relationships and the extensive market presence they have created has allowed us to be at the forefront of evolving industry opportunities. The end market drivers of these opportunities are strengthening. Industry participants continue to aggressively extend fiber networks for wireless backhaul services. Broadband stimulus funding has meaningfully increased rural telecommunications network construction. Recent federal regulatory changes are expected to further support this trend.

Cable operators are accelerating the deployment of fiber to small and medium businesses. Wireless carriers are upgrading to 4G technologies, creating meaningful growth opportunities in the near to intermediate term. In fact, just yesterday a major wireless carrier awarded us a turf contract to perform a share of its wireless construction and maintenance projects in Georgia and Florida.

And finally, telephone companies are deploying fiber to the home or node technologies to enable video offerings. In sum, we believe that our leading presence has enabled us to clearly foresee how our industry would grow. Among service providers of our size or larger, we believe we are uniquely positioned, managed and capitalized to meaningfully experience a strong industry recovery to the benefit of our shareholders.

Now moving to slide 10, as we look ahead to a solid industry environment, our expectations are shaped by the following. Revenue over the next several quarters will continue to exhibit consistent seasonality. Accordingly, forward revenue assessment should start with the prior year's quarterly revenue, exclude storm restoration services and adjust for at least low double digits total growth. Margins and earnings which reflect operating efficiencies at higher revenue levels. Strong cash flows will be dedicated as projected returns direct to supporting organic growth, accretive acquisition opportunities which will enhance our scale and service offerings, and share repurchases as permitted by regulatory requirements. And finally, we are confident that these trends will continue to improve for a sustained period.

Accordingly, we expect for the second quarter of fiscal 2012 revenues which grow mid to high teens on an organic basis, gross margins which improve slightly year-over-year and are impacted sequentially by seasonal weather conditions, general and administrative expenses which decline slightly on a sequential basis, depreciation and amortization sequentially in line, other income which decreases slightly year-over-year and fully diluted share count which increases modestly on a sequential basis.

As the nation's economy improves, we remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives. We remain confident in our strategies, the prospects for our Company, the capabilities of our able employees and the experience of our management team, who have grown our business and capitalization many times before.

Now, John, we will open the call for questions.

QUESTION AND ANSWER

Operator

 (Operator instructions) Simon Leopold, Morgan Keegan.

 Simon Leopold  - Morgan Keegan & Co., Inc. - Analyst

 Thank you very much. I want to start out with a couple housekeeping questions first. If you could round out the top customer list to 10, as you usually do?

 Steve Nielsen  - Dycom Industries - President and CEO

 Sure, Simon. Go ahead, Drew.

 Drew DeFerrari  - Dycom Industries - SVP and CFO

 Sure, Simon, good morning. Number six was Charter at 5.6% of revenue, Time Warner Cable was number 7 at 4.9%, Xcel Energy was 3.5%, Cablevision was 1.3% and SaskTel was 1%.

 Simon Leopold  - Morgan Keegan & Co., Inc. - Analyst

 Great. And then, also, the telco/cable split?

 Drew DeFerrari  - Dycom Industries - SVP and CFO

 Sure. Telco was consistent with last quarter at 56.2% and cable was at 26.5%.

 Simon Leopold  - Morgan Keegan & Co., Inc. - Analyst

 Great, thanks. And do you have the ability to at least estimate the dollar contributions from the combination of supporting Verizon during the strike, as well as the overall dollar contribution from storm restoration in the quarter?

 Steve Nielsen  - Dycom Industries - President and CEO

 Sure, Simon. The storm restoration was quite modest. It was $3.7 million. And the wet weather impacted other operations. So net, we were happy to help our customers, but not a significant driver of results.

And the support we provided Verizon during their work stoppage was fairly insignificant. So smaller than the storm work by a wide margin.

 Simon Leopold  - Morgan Keegan & Co., Inc. - Analyst

 Great, thanks. Now probably a little bit more complicated question for you, then. You give us guidance that's based on organic growth rates, and it's a little bit tricky for us to peel out what the contributions are from acquisitions. So I'd like it if you would be able to frame in dollars what kind of dollar range you are thinking about for the January quarter and for the full year.

 Steve Nielsen  - Dycom Industries - President and CEO

 We will give you a little more information, but we are not going to get into providing hard guidance ranges on revenue, Simon. So last year's second quarter, ending in January, had a little over $212 million in revenue on an organic basis. We broke that out in our filings for you. So when you look at what we are talking about, start with $212.9 million, and that is a disclosed number.

 Simon Leopold  - Morgan Keegan & Co., Inc. - Analyst

 Okay. And what about -- what kind of contributions have you had in the last couple quarters from acquisitions, just to give us a sense of how to think about the --

 Steve Nielsen  - Dycom Industries - President and CEO

 I think you will see in the slides, Simon, that we posted that this quarter was $14.5 million, and I think that was roughly in line, $14.-something, for the July quarter.

 Simon Leopold  - Morgan Keegan & Co., Inc. - Analyst

 And do the acquisitions exhibit similar seasonal patterns to your organic business?

 Steve Nielsen  - Dycom Industries - President and CEO

 They do, and the thing to keep in mind and the reason why we have been somewhat careful in splitting it out is that, as you look to April and July quarters, we will have lapped the acquisitions, which were closed in the second quarter of last year. And so at that point, then we're just talking about total growth because organically they are in both periods.

 Simon Leopold  - Morgan Keegan & Co., Inc. - Analyst

 And then just one last question, if I might -- do you have an ability to break out what portion of your business is related to fiber placement for cell sites, whether it's cable or telco?

 Steve Nielsen  - Dycom Industries - President and CEO

 It's mixed into a number of the contracts, Simon. But I think qualitatively, what we can say is that a good portion or a portion of the growth at CenturyLink was certainly as a result of both deploying fiber to cell sites; they've talked about that on their calls now for a year, as well as reinforcing the overall fiber feeder network. And I think that was true generally for most customers. So it's certainly a trend we expect to continue. In fact, there were a number of customers who, on their earnings calls, talked about increasing their estimates on the number of towers that they were going to bring fiber to from where they were a year ago. So it continues to expand.

 Simon Leopold  - Morgan Keegan & Co., Inc. - Analyst

 Great, thanks for the clarification.

Operator

 Richard Paget, WJB Capital.

Richard Paget  - WJB Capital Group, Inc. - Analyst

 Steve, you talked about how you kind of bucked the trend seasonally with the backlog in the quarter. Maybe you could get a little bit more specific of why new orders were a little bit higher than they are typically. Was anything pulled ahead that maybe second quarter, which is typically pretty strong, might not be as strong as usual?

 Steve Nielsen  - Dycom Industries - President and CEO

 No. In fact, I think if you listen carefully to our comments, that for activity subsequent to the end of the quarter, so the month of November, we have had a number of renewals. And so we feel good about the second quarter. We also, in our comments, referenced some new wireless opportunity. So we don't think anything got pulled forward.

I think what we saw in the first quarter was we had lots of stimulus opportunities that converted into backlog.

We had a number of renewals that we talked about. And we also had, as our run rates increase and as we get more comfortable with the outlook going forward, then the backlog is going to go up. So it just -- everything is leaning in the same direction on backlog.

 Richard Paget  - WJB Capital Group, Inc. - Analyst

 Okay, and I guess that gets into your comment that you are confident trends will continue to improve for a sustained period. What are the early indications of next year from your top customers that spending will continue to grow?

 Steve Nielsen  - Dycom Industries - President and CEO

 Well, none of our customers are going to provide guidance for capital expenditures for fiscal 2012. So the way I think about it is, I look at what we are being told informally, and then I run through the five areas, Richard, that we have talked about as end market drivers. So all the qualitative comments from customers are up next year in terms, or at least flat to up, in terms of extending fiber to cell sites. The broadband stimulus will just be starting to hit its stride next year, some new FCC regulations that may reinforce that trend next year. All the cable operators talked about growing small and medium enterprise business next year. And as we talked about, there is both Sprint's Network Vision; there are other carriers that are doing upgrades to 4G. And we just received a contract that expands our footprint in that industry meaningfully. And I think CenturyLink talked on their call on their Prism TV, which is kind of an IPTV product over fiber and copper, that they actually extended the program on a recent call out to 2015.

So some might say that when you look at the results for this quarter that there's really confirmation that we are seeing a new operating trend in the business. Doesn't mean it's going to last forever, but at least as I go through those end market drivers, we feel pretty confident.

 Richard Paget  - WJB Capital Group, Inc. - Analyst

 Okay, great. And then just to be clear with the stimulus spending, that money has already been allocated. Is there any risk through to 2014 that some of these budget issues -- that they could possibly pull that funding?

 Steve Nielsen  - Dycom Industries - President and CEO

 You know, with the predictability of our government, anything is possible. But these monies have been allocated. The customers have spent portions of those allocations on engineering, some have acquired material. And I have not seen anything other than some regulatory guidance about making sure they spend the money prudently. Other than that, I think all these projects are going to go ahead. It just wouldn't make sense to stop.

 Richard Paget  - WJB Capital Group, Inc. - Analyst

 All right, thanks, I'll get back in queue.

Operator

 Alex Rygiel, FBR.

 Alex Rygiel  - FBR & Co. - Analyst

 Thank you, Steve, great quarter.

 Steve Nielsen  - Dycom Industries - President and CEO

 Thanks, Alex.

 Alex Rygiel  - FBR & Co. - Analyst

 When was the last time backlog, 12-month backlog, actually increased sequentially from 4Q to 1Q? I can't seem to find a period when that happened.

 Steve Nielsen  - Dycom Industries - President and CEO

 A long time ago. I think we looked back seven or eight years, and it may have been in 2003, maybe.

 Alex Rygiel  - FBR & Co. - Analyst

 And, as it relates to this turf contract, can you give us a little bit more information on it? Can you name the customer? Can you possibly size the contract for us on an annual basis? Can you help us to understand whether or not you are the prime in the geography or if you are one of several?

 Steve Nielsen  - Dycom Industries - President and CEO

 We are not going to name the carrier. It's a major carrier. We do both wireless and wireline for them. It's a strong area of the country for us. It is a significant opportunity. Because it's new to us, to size it -- if we were talking a year from today, if the run rate was $50 million to $100 million in annual revenue, I wouldn't be surprised.

Now, we are going to have to work at it. We've had a long history of being able to grow these opportunities when they are presented. And so it's just a nice opportunity for us to expand our footprint in wireless.

 Alex Rygiel  - FBR & Co. - Analyst

 And that is not in the backlog disclosed as of the end of October?

 Steve Nielsen  - Dycom Industries - President and CEO

 No. As our past practice is, none of the contracts that we have received subsequent to the end of the quarter are in the backlog.

 Alex Rygiel  - FBR & Co. - Analyst

 Excellent, that's all I have for now. Thank you.

Operator

 Adam Thalhimer, BB&T Capital Markets.

 Alex Thalhimer  - BB&T Capital Markets - Analyst

 Were there any one-time unusual impacts positively or negatively to your margin this quarter?

 Steve Nielsen  - Dycom Industries - President and CEO

 I think the only thing that we would say on the operating margin, we obviously got good leverage out of G&A and on the depreciation and amortization. So I think we had great cost controls, and that's a credit to the people at the subsidiaries running the businesses that we can grow as much as we did, and they kept good, tight controls on the G&A. It was a wet quarter, to a degree, particularly on the East Coast. And so there were slight negative impacts there. And there was a little bit of a mix shift insofar as there was a couple clients that grew pretty dramatically where we supply a good portion of the materials, and we've got good markups on those materials. But it's just slightly less than the overall average, but nothing -- and certainly, there were no one-time benefits of any significance in the quarter.

 Alex Thalhimer  - BB&T Capital Markets - Analyst

 Great, and I wanted to ask you about one of the comments in your slide deck, which was that you are seeing meaningfully better pricing -- improved pricing environment. It's the first company in my coverage universe to say that --

 Steve Nielsen  - Dycom Industries - President and CEO

 I think, once again, Adam, I'd just point you to the end markets. There's a lot of activity out there. I don't know if your other companies in your coverage universe are growing mid teens/upper teens organically. I think that's reflective of good execution on our part, but our industry is growing, and I think people -- industry participants have some choices. And when they do that, that just allows us to make sure that we are directing our efforts in those areas where we are most valued by our customers. So it's just that simple.

 Alex Thalhimer  - BB&T Capital Markets - Analyst

 But when was the last time you are able to call out five industry drivers?

 Steve Nielsen  - Dycom Industries - President and CEO

 We've had other periods in the business. Certainly in the 90s, there were lots of drivers. I think, in the up cycle from '03 to '07, it was more focused around leading customers. We had great growth out of Comcast and we had great growth of Verizon. I think here, it's more balanced, and I think, in fact, if you look at the size distribution amongst our top five customers being just slightly less than 60% in total, which is lower than typical, and then the fact that our largest customer was at 15% -- and I did take that back 10 years, and that's actually the lowest percentage for our leading customers. So we're becoming more diverse and the business is more distributed.

 Alex Thalhimer  - BB&T Capital Markets - Analyst

 How many years is this turf contract on the wireless side?

 Steve Nielsen  - Dycom Industries - President and CEO

 It's a 3-year contract.

 Alex Thalhimer  - BB&T Capital Markets - Analyst

 And, do you have any -- that wireless business today is, I don't know, call it $40 million. Do you have any issues adding $50 million to $100 million or revenue to that?

 Steve Nielsen  - Dycom Industries - President and CEO

 One of the things that this allows us to do is, it's a business -- we've done a good job of learning about the industry and being able to deploy that learning in other subsidiaries. And so we actually are going to get another subsidiary involved that's -- a large subsidiary, runs in excess of $100 million in business. And we have been through growth with this particular client and with that subsidiary before. And we will all work hard, but we think we can handle it.

 Alex Thalhimer  - BB&T Capital Markets - Analyst

 And, lastly, I did want to ask about AT&T trends. There's a lot of concern out in the marketplace, I guess, from more the equipment supplier side, about what AT&T is doing with CapEx. Your business with AT&T was down in the quarter -- not a lot, but it was down. What's the outlook there?

 Steve Nielsen  - Dycom Industries - President and CEO

 I think AT&T has had a great year in their business. They've had lots of growth. They are going to make sure they manage their capital expenditures to expectations for the year. And so that means every once in a while -- it's not an AT&T issue; it's all customers -- there may be some softness in the back half of the year. When that happens, it's a reflection of the strength in their business, not any weakness. And we feel comfortable going forward that we will be in good shape with AT&T. And I think the fact that it was down as our largest customer, but yet we have had a very high organic growth rate, just tells you how diverse the end market drivers are right now.

 Alex Thalhimer  - BB&T Capital Markets - Analyst

 Great, thanks so much.

Operator

 Saagar Parikh, KeyBanc Capital Markets.

 Saagar Parikh  - KeyBanc Capital Markets - Analyst

 Congrats on a great quarter. A lot of the questions or a majority of my questions have been answered, so I'm just going to nitpick here a little bit. But really, on the fulfillment side, you guys mentioned that with Charter and Time Warner Cable, you renewed and initiated new installation contracts. I just wanted to see how the trend is going there. A couple of your peers have seen a really big pickup there. Assuming you guys have, too.

Steve Nielsen  - Dycom Industries - President and CEO

 Well, we've seen some pickup. There's some vendor consolidation going on in that business, and so we will participate in that. I think we have the largest fulfillment presence in the industry for cable MSOs, so we're certainly going to participate there. And that's one of those things that, as the economy continues to improve and we get a bottom in housing and some improvement, that that business will see some tail winds. But right now, the MSOs are clearly focused on some consolidation and that is creating some opportunities.

 Saagar Parikh  - KeyBanc Capital Markets - Analyst

 Sounds great, and honestly, a great quarter. And I'll go back in queue.

Operator

 John Rogers, D.A. Davidson.

 John Rogers  - D.A. Davidson & Co. - Analyst

 Just a couple of things -- first, a follow up on the questions about the turf agreement. Is this your first major -- I know it's first in wireless, but first major turf agreement?

 Steve Nielsen  - Dycom Industries - President and CEO

 If you think about what we call master service agreements, John, that's the core of our business. Because of our concentration in telephone and cable and their use of that type of agreement, we think we have some good competition. But we think we hold our own in managing these large and complex contracts. And certainly, in the southeast, where we have a predominant share, we see some good synergies between this new opportunity and our existing footprint of management and offices. We have literally dozens, if not 100, field offices in the greater southeast. So we've got a good physical infrastructure to address these kind of opportunities.

 John Rogers  - D.A. Davidson & Co. - Analyst

 And Steve, is it your sense that you are taking share, or as a function of the market consolidating? You talked about pricing getting better. Or is it just --

 Steve Nielsen  - Dycom Industries - President and CEO

 I think in this particular case, we had some attributes that the customer found helpful in that geography, based on what we have done there historically. And I think, in the wireless space generally, there's going to be plenty of opportunity to go around. And we just look forward to getting our fair share. This is not a business where you have to take market share to grow.

 John Rogers  - D.A. Davidson & Co. - Analyst

 And that's what I'm curious about. We are not -- it's not -- because of your comments regarding pricing getting better and --

 Steve Nielsen  - Dycom Industries - President and CEO

 No, we feel fine about the opportunity.

 John Rogers  - D.A. Davidson & Co. - Analyst

 Okay. And then just as it relates to the second fiscal quarter, we are halfway through, and I assume that the weather hasn't been unusual. We've still got another 45 days where everything could change. But in the past --

 Steve Nielsen  - Dycom Industries - President and CEO

 Actually, that's another 75 days, John, because, remember, we are a January quarter end.

 John Rogers  - D.A. Davidson & Co. - Analyst

 Thank you, sorry, sorry, sorry. I'm already in the Christmas season. But in the past, I know sometimes, especially as we go into January, that has been a volatile period for you, where it's --

Steve Nielsen  - Dycom Industries - President and CEO

 That's right, John. We are being careful about what we guide to in the second quarter. It doesn't mean that we don't see a different trend in the overall business. But trend changes aren't evident on Christmas, New Year's, MLK and Thanksgiving. We've got a lot of holidays, and we certainly can have volatile weather. And so we've also got some startups the first of the year, and so we're just going to be careful. But other than that, the trends in the business are solid.

 John Rogers  - D.A. Davidson & Co. - Analyst

 Okay. And then, lastly, this is a generalization, but looking at your comments relative to revenue expectations for 2011 and then what you've seen in the first quarter and talking about in the second quarter, it would imply -- maybe not quite as strong a growth in the second half of your fiscal year. Or is that just conservatism at this point?

 Steve Nielsen  - Dycom Industries - President and CEO

 I mean, John, I think it's conservatism. We've got a number of contracts starting up. And the one thing I would caution is, particularly in the July quarter of 2011, don't forget -- we had almost $15 million of storm restoration on the tornadoes that hit the southeast. And we hope, quite honestly, for our sake and the sake of the folks in the southeast, that that doesn't happen again. So you got to keep that in mind.

 John Rogers  - D.A. Davidson & Co. - Analyst

 Okay. And sorry, one other quick question -- in terms of your other income in the quarter, I assume that was equipment sales.

 Steve Nielsen  - Dycom Industries - President and CEO

 It's just part of our routine sales of assets. And, quite honestly, we had some sales that went nicely for us. Market still seems to be strong for used assets.

 John Rogers  - D.A. Davidson & Co. - Analyst

 Okay. And, given where we are with your cash balances, should we see interest costs coming down?

 Steve Nielsen  - Dycom Industries - President and CEO

 Well, the bulk of the interest expense is really on the high yield note that we tendered into. And so that's fixed. The balance is our fees associated with our credit revolver, which is undrawn. And as you can model, we expect cash to build in the second quarter so we can earn our guaranteed 0.11% on it, unfortunately.

 John Rogers  - D.A. Davidson & Co. - Analyst

 Okay, all right. Thanks, Steve, nice quarter.

Operator

 (Operator instructions) Christian Schwab, Craig-Hallum Capital Group.

Christian Schwab  - Craig-Hallum Capital Group - Analyst

 Great, good quarter guys. As it relates to the broadband stimulus, last time we talked about it, I believe you said that you do about $175 million and had $80 million in backlog. Now we are talking about at least $200 million. But can you update us on how much revenue you have in backlog?

 Steve Nielsen  - Dycom Industries - President and CEO

 We haven't broken it out because it's pretty volatile because of the way these contracts issue. They get an allocation and they issue in $2 million or $3 million pieces at a time. So I guess what I would say is that the first look we gave you, Christian, was in May, and we said $175 million over the next 2 to 2.5 years. We clearly had some revenue in both the July and October quarters, although none of those customers hit the top 10, so we'll not go into detail. But we backfilled all of that and increased the estimate by $25 million. So it has been a good bookings quarter in the broadband stimulus.

 Christian Schwab  - Craig-Hallum Capital Group - Analyst

 Great. And then, along those same lines, can you talk about the changes that look like they're coming to the Universal Services Fund, where, instead of supplying billions of dollars to voice, that it will go towards broadband, and the impact to you over the next few years or for many years, if they keep it that way, for that matter, and when you first see it? Can you just kind of walk us through what that means, in your opinion.

 Steve Nielsen  - Dycom Industries - President and CEO

 We have certainly looked at what has been published by the FCC. I think the final rule comes out shortly, and it's about 500 pages long. So that will be an interesting read for the industry. I think, in sum, there were some dollars that were specifically allocated to broadband deployments in calendar 2012, and then there was a general five or six-year plan that could extend to 10 years, where most people have indicated it's an incremental $1.5 billion to $1.8 billion of spending that will go to capital to improve networks for a minimum 4 megs down/1 meg up broadband delivery. And I think what it's really indicative of kind of from a longer-term perspective is that there's going to be spending in rural America that continues beyond these stimulus projects. And in part, because we've gotten better exposure through the stimulus project, we expect to participate on that ongoing opportunity in addition.

 Christian Schwab  - Craig-Hallum Capital Group - Analyst

 Great. And that should -- I don't want to put words in your mouth -- but should keep utilization rates high for an extended period of time, should that money loosen up maybe a little bit faster than the broadband stimulus did.

 Steve Nielsen  - Dycom Industries - President and CEO

 Well, it certainly helps. And I think the analogy that's apt is with Verizon, where we did lots of large projects for them on FiOS. The FiOS initiative, which is ongoing but at a lower level, wound down, and then we saw other opportunities to where now we are growing again with Verizon. And I think that this regulatory reform may support a similar trajectory, in general, for rural construction.

 Christian Schwab  - Craig-Hallum Capital Group - Analyst

 Great, and then -- since everyone else is trying to beat this -- the turf win. Is that a competitive win against a household name? And if so, can you disclose who it is?

Steve Nielsen  - Dycom Industries - President and CEO

 Well, most of our clients don't issue work that's not done competitively at some point. So I think you can assume it was competitive. We're just not going to talk about -- we're just happy with what we got. And all we are focused on is doing a good job for the client, who has been a long-term client.

 Christian Schwab  - Craig-Hallum Capital Group - Analyst

 Understood. As we look to AT&T, which -- positively or negatively, the street wants to constantly talk about -- when do you see sequential growth? When would it be logical for AT&T as a customer, given historical norms in your discussions with them? When do we return to sequential revenue growth with that customer again?

 Steve Nielsen  - Dycom Industries - President and CEO

 I think it really depends on where they come out on the calendar '12 budgets, which I'm sure they are formulating now. Usually that's kind of a December event. So, certainly, it's going to be not in this quarter, for sure, but hopefully in the April quarter at least sequentially we will see some improvement.

But in any trend, there's always going to -- in particularly, when there's industry strength, there's going to be adjustments from client to client on capital budgets. Once again, it's a function of the strength of their business, not the weakness. And we've always worked through those before.

 Christian Schwab  - Craig-Hallum Capital Group - Analyst

 Great, no other questions. Thank you.

Operator

 Alan Mitrani, Sylvan Lake Asset Management.

 Alan Mitrani  - Sylvan Lake Management - Analyst

 Just a couple financial questions, if you can -- I see the tax rate, as you said, was lower this quarter. Are you looking for it to go back to the 42.5% for the next few quarters?

 Steve Nielsen  - Dycom Industries - President and CEO

 Go ahead, Drew.

 Drew DeFerrari  - Dycom Industries - SVP and CFO

 Yes, Alan, this is Drew. No -- as our pre-tax comes up, that has had a benefit on the tax rate. And so we would anticipate that to stay down at the level it's at.

 Alan Mitrani  - Sylvan Lake Management - Analyst

 Okay, great. And also on the depreciation and amortization, you said consistent levels of -- roughly consistent next quarter with this quarter, but your CapEx is picking up. Is it that you are just selling equipment faster since it's a good market, or should we see the D&A continue to trend up over time?

 Steve Nielsen  - Dycom Industries - President and CEO

 I think the D&A trends up over time, Alan. We have had some growth opportunities, some which we will talk about next quarter in the backlog. And we had said previously we thought CapEx for the year on a net basis would be $55 million to $60 million. We think that may go up another $5 million, so more $60 million to $65 million. But that's all a good thing when you are growing organically in the teens.

 Alan Mitrani  - Sylvan Lake Management - Analyst

 Right, no, of course. And lastly, on gross margin, how does gas affect you? The cost of gas seems to have been coming back up a little bit. Just talk about that.

 Steve Nielsen  - Dycom Industries - President and CEO

 It's interesting, Alan. Year-over-year, it was 1 basis point different, so whatever the roller coaster has been in between. And the other thing to keep in mind is that the mix of the business is a little different. When we had more emphasis on technician services, fuel was a larger percentage of revenue in those businesses. So the mix has made us less sensitive to fuel. And, quite honestly, I think with some of this cushing stuff going on, I think the price on the coast is coming down and maybe in the middle of the country is going up a little bit. So we don't see any real pressures from fuel.

 Alan Mitrani  - Sylvan Lake Management - Analyst

 And then you didn't buy -- did you buy back any stock this quarter?

 Steve Nielsen  - Dycom Industries - President and CEO

 We did not. And in our comments, Alan, we had referenced it that share repurchases have some regulatory requirements. And when we had acquired 15% of the shares outstanding through the end of our July quarter, that meant that to follow those guidelines from the SEC we had to be out of the market for six months. So those restrictions will lap sometime in January and then we will evaluate it, as we've said, depending on where the best deals are.

 Alan Mitrani  - Sylvan Lake Management - Analyst

 Okay, and then, given that you have done a lot of work in the buy back and the stock has pulled up a little bit, can you talk about the buying back of stock versus acquisitions of companies? What are you seeing out there now that you're back on organic growth paths and your backlog is growing and you really haven't increased your employee count despite the acquisitions you have made? There must be some other good acquisitions out there that you could integrate into your cost structure?

 Steve Nielsen  - Dycom Industries - President and CEO

 Sure. I think that we are certainly looking at acquisitions, and we always do. We are going to pay prudently for them because, with organic growth at mid-teens on this kind of revenue, we are building an acquisition a quarter internally. And that's the best use of capital. So we're always going to focus on that. We are going to -- and then acquisitions, there's certainly some opportunities there. And then, we will model out where the stock is and whether that makes sense also.

 Alan Mitrani  - Sylvan Lake Management - Analyst

 Okay, great, thank you.

Operator

 Alex Rygiel.

 Alex Rygiel  - FBR & Co. - Analyst

 Yes, Steve, are there any other wireless turf contracts with this one customer that could possibly be awarded in the near-term?

 Steve Nielsen  - Dycom Industries - President and CEO

 At this point, we are comfortable with what we have. And it's big enough that we are focused on that as well as existing opportunities with Network Vision and others. So we are happy with where we are right now.

 Alex Rygiel  - FBR & Co. - Analyst

 That's excellent. Thank you very much.

Operator

 We have no further questions in queue.

 Steve Nielsen  - Dycom Industries - President and CEO

 All right, thanks, John. I wanted to say thanks to everybody for your time and attention. Our next call will be at the end of February and we look forward to speaking to you again then. Thank you.

Operator

 Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.